Exhibit 10.14

Execution Version

LETTER AGREEMENT

This letter agreement is made and entered into as of May 24, 2017 by and among HRG Group, Inc., a Delaware corporation (“HRG”), FS Holdco II Ltd., a Delaware corporation (“FS Holdco”), CF Corporation, a Cayman Islands exempted corporation (“CF Corp”), FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of CF Corp (“Parent”, together with HRG, FS Holdco and CF Corp, the “Parties”).

WHEREAS, CF Corp and Parent are parties to the Agreement and Plan of Merger dated as of May 24, 2017 (the “Merger Agreement”) by and among CF Corp, Parent, FGL Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Parent, and Fidelity & Guaranty Life, a Delaware corporation (the “Company”);

WHEREAS, FS Holdco, which is a wholly-owned subsidiary of HRG, holds in excess of 80% of the issued and outstanding shares of common stock of the Company;

WHEREAS, upon the consummation of the Merger, the Company shall be a wholly owned direct subsidiary of Parent; and

WHEREAS, it is the current intent of HRG and FS Holdco that FS Holdco will exercise the Section 338 Election (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) and intending to be legally bound hereby, the Parties agree, notwithstanding anything to the contrary in the Merger Agreement, as follows:

1.           Definitions. Capitalized terms used, but not otherwise defined, in this letter agreement shall have the meanings assigned to them in the Merger Agreement.

2.           Tax Treatment. The Parties intend for the Merger to be treated as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code (a “QSP”) of the Company as to which Parent is the “purchasing corporation” within the meaning of Section 338(d)(1) of the Code. The Parties agree to report the Merger consistent with such treatment for all applicable income Tax reporting purposes, unless otherwise required by Applicable Law. The Parties shall not take any action that could reasonably be expected to adversely affect the ability to make (or validity of) any of the Section 338(h)(10) Elections that are made in accordance with this letter agreement. Without limiting the foregoing, Parent shall cause itself to be treated as a corporation for U.S. federal income tax purposes at the time of the Closing.

3.           Section 338(h)(10) Elections. At the sole and exclusive election of FS Holdco (the “Section 338 Election”), exercisable at any time prior to the date that is 10 Business Days after the date on which the Allocation Statement and the Additional Tax Benefit Amount or the Additional Tax Detriment Amount, as the case may be, are finally determined pursuant to Section 4 (the “Final Election Date”), Parent and FS Holdco shall (and Parent shall cause the Company and each of its Subsidiaries to) (i) make a timely, effective and irrevocable joint election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) with respect to the QSP of the Company and with respect to the associated deemed QSP of each of the Company’s Subsidiaries (including, for the avoidance of any doubt, the deemed QSP of Fidelity & Guaranty Life Insurance Company (Iowa)) (each, a “Section 338(h)(10) Election” and, collectively, the “Section 338(h)(10) Elections”), (ii) take any action required to make (or establish the effectiveness of) the Section 338(h)(10) Elections, including signing any required tax forms and (iii) file all income Tax returns in a manner consistent with the Section 338(h)(10) Elections. HRG and FS Holdco hereby agree and undertake to co-operate and assist in making the Section 338(h)(10) Elections, including signing any required tax forms.

4.           Allocation Statement and Tax Amounts.

(a)	Prior to Closing, the Parties shall cooperate and use commercially reasonable efforts to determine (i) estimates of the amounts to be included in the Allocation Statement and (ii) estimates of the Additional Tax Benefit Amount (if any) and the Additional Tax Detriment Amount (if any). The out-of-pocket costs, fees and expenses that the Parties incur in preparing the Allocation Statement, the Additional Tax Benefit Amount (if any) and the Additional Tax Detriment Amount (if any) shall be borne equally by Parent and FS Holdco.

(b)	As soon as practical after the Closing (and in any event no later than 60 days after the Closing Date), Parent shall deliver to FS Holdco (i) a draft Allocation Statement and (ii) an estimate of the Additional Tax Benefit Amount (if any) and the Additional Tax Detriment Amount (if any), in each case together with supporting materials.

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(c)	The allocations contained in the Allocation Statement and the estimates of the Additional Tax Benefit Amount (if any) or the Additional Tax Detriment Amount (if any) provided by the Parent pursuant to clause (b) above shall be final and binding and deemed accepted by FS Holdco unless FS Holdco (within 20 days following receipt of the draft Allocation Statement and such estimates) delivers to Parent a written statement setting forth its objections to the draft Allocation Statement or the Additional Tax Benefit Amount or the Additional Tax Detriment Amount, as the case may be (a “Dispute Notice”), which statement will identify in reasonable detail those items to which FS Holdco objects (the “Disputed Items”). If a Dispute Notice is delivered to Parent, Parent and FS Holdco will negotiate in good faith to resolve the Disputed Items, but if they fail to resolve such Disputed Items within 20 days of receipt of the Dispute Notice by Parent, Parent and FS Holdco shall submit any unresolved Disputed Items to Ernst & Young or such other independent nationally recognized independent accounting firm (the “Accounting Referee”), chosen by, and mutually and reasonably acceptable to, Parent and FS Holdco within 5 days of the date on which the need to choose the Accounting Referee arises. FS Holdco and Parent will instruct the Accounting Referee to make a final determination of the Disputed Items and any such determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any Disputed Items within 20 business days after such Disputed Items (or as soon as practicable thereafter) are submitted to it. FS Holdco and Parent will, if necessary, appropriately revise the Allocation Statement proposed by Parent or the Additional Tax Benefit Amount or the Additional Tax Detriment Amount, as the case may be, or both, proposed by Parent in accordance with such final determination. The Allocation Statement and the Additional Tax Benefit Amount or the Additional Tax Detriment Amount, as the case may be, resulting therefrom will become final and binding on FS Holdco and Parent on the date that the Accounting Referee delivers its final resolution in writing to FS Holdco and Parent. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and FS Holdco.

(d)	If the Section 338 Election is made, Parent and FS Holdco agree to act, and shall cause their respective Subsidiaries to act, in accordance with the Allocation Statement and the Additional Tax Benefit Amount or the Additional Tax Detriment Amount, as the case may be, (as revised by the Accounting Referee, if applicable), in the preparation, filing and audit of any Tax Return, unless otherwise required by Applicable Law.

5.           Defined Terms.

(a)	“Allocation Statement” shall mean a statement setting forth an allocation of the ADSP and AGUB (as such terms are defined in Treasury Regulations Sections 1.338-4 and 1.338-5, taking into account Treasury Regulations Section 1.338-11) of the assets of the Company and each of its Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10) of the Code.

(b)	“Tax Benefit Payment Amount” shall mean the excess (if any) of the Additional Tax Benefit Amount (if any) over $6 million.

(c)	“Tax Detriment Payment Amount” shall mean the excess (if any) of the Additional Tax Detriment Amount (if any) over $6 million.

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(d)	“Additional Tax Benefit Amount” and “Additional Tax Detriment Amount” (as the case may be) shall mean the aggregate net decrease or net increase, respectively, in the pre-closing taxes of the Company and its Subsidiaries by reason of the Section 338(h)(10) Elections, which shall be calculated on a “with and without basis” and determined by comparing (x) the aggregate amount of Taxes imposed on or payable by the Company and each of its Subsidiaries for the taxable period of each such entity that ends on the Closing Date, taking into account the Section 338(h)(10) Elections, including without limitation the transactions deemed to occur pursuant to Section 338 of the Code and the Treasury Regulations thereunder, and any payment pursuant to this letter agreement, to (y) the aggregate amount of such Taxes which would be imposed on or payable by the Company and each of its Subsidiaries for the taxable period (or portion thereof) of each such entity that ends on the Closing Date if no Section 338(h)(10) Elections were made, in each case, reduced to take into account any refunds resulting from any available carry back to prior periods of any eligible items; provided that (A) if any relevant taxable year of the Company or any of its Subsidiaries does not end on the Closing Date, such taxable year shall be deemed to have ended on the Closing Date for purposes of calculating the Additional Tax Benefit Amount and Additional Tax Detriment Amount, including for purposes of determining refunds resulting from any available carry back (which calculation shall be made on the basis of an interim closing of the books method); (B) the calculation of the Additional Tax Benefit Amount and Additional Tax Detriment Amount shall be made (i) on the basis of the U.S. federal and applicable state income Tax laws as in effect on the Closing Date and (ii) consistent with the most recent past practice of the Company and its Subsidiaries in preparing its relevant income Tax returns, except as required by Applicable Law; and (C) for the avoidance of doubt, no amount of Tax includible on an income Tax Return of any consolidated, combined, unitary or other Tax group of which HRG or any of its subsidiaries (other than the Company and its Subsidiaries) is a member shall be considered a Tax imposed on or payable by the Company or any of its Subsidiaries.

6.           Payment. In consideration for Parent making the Section 338(h)(10) Elections, and subject to Section 2.04(f) of the Share Purchase Agreement dated as of May 24, 2017 among CF Corp, HRG, Front Street Re (Delaware) Ltd., a Delaware corporation, and the other parties thereto, if FS Holdco exercises the Section 338 Election, (i) FS Holdco shall within ten (10) business days thereafter pay to Parent US $30 million and (ii) within ten (10) business days following the later of (x) FS Holdco’s exercise of the Section 338 Election and (y) the final determination of the Allocation Statement and the Additional Tax Benefit Amount or Additional Tax Detriment Amount, as the case may be, in accordance with Section 4, (A) FS Holdco shall pay to Parent the Tax Detriment Payment Amount, if any, and (B) Parent shall pay to FS Holdco the Tax Benefit Payment Amount, if any. Notwithstanding the foregoing, if the Tax Benefit Payment Amount exceeds US $30 million, Parent shall pay to FS Holdco US $30 million within such ten (10) business day period and Parent shall pay to FS Holdco the remainder of the Tax Benefit Payment Amount within sixty (60) days following the end of such ten (10) business day period. Payments pursuant to this Section 6 shall be made by wire transfer of immediately available funds to the bank account of the applicable recipient designated in writing by such recipient.

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7.           Section 338 Election Exercise Procedures. To exercise the Section 338 Elections, FS Holdco shall deliver a written notice of such exercise (the “Exercise Notice”) to Parent on or before the Final Election Date at the address set forth in paragraph 12 below. As promptly as reasonably practicable, but not less than five Business Days following the payment described in Section 6(ii), the Section 338(h)(10) Elections shall be filed.

8.           Cooperation. From and after the date hereof, each of CF Corp, Parent, HRG and FS Holdco shall (and shall cause the Company and its Subsidiaries to) (i) provide each other party hereto with such information as may be reasonably requested by another party hereto that is relevant to the determination of the Allocation Schedule, the Additional Tax Benefit Amount and the Additional Tax Detriment Amount and (ii) make itself, its officers, employees and representatives available for consultation with the other parties hereto until the Allocation Statement, the Additional Tax Benefit Amount and the Additional Tax Detriment Amount have been finalized in accordance with this letter agreement.

9.           No Amendment to Merger Consideration. This letter agreement is not intended to, and shall not, alter the Merger Consideration under the Merger Agreement. Notwithstanding the foregoing, the Parties agree to report any payments made pursuant to Section 6 as an adjustment to the Merger Consideration payable to FS Holdco for all applicable income Tax reporting purposes, unless otherwise required by Applicable Law.

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10.         Access. From and after the Closing, each of CF Corp and Parent shall, and shall cause the Company and its Subsidiaries to, prepare (consistent with past practice) and provide HRG and FS Holdco, their respective successors and permitted assigns and Affiliates of any of the foregoing (the “Designated Entities”) and their respective Representatives as promptly as reasonably practicable all such financial statements and other information and documents relating to the Company and its Subsidiaries as may be reasonably requested by the Designated Entities to the extent reasonably necessary for the purpose of (i) the preparation and reporting, including review or audit, of financial statements (including review or audit of internal control over financial reporting, as applicable) of the Designated Entities, (ii) the preparation and defending of Tax Returns and Tax reporting of the Designated Entities (including preparation of information for entities included in a consolidated tax return of HRG in a manner consistent with past practice), (iii) the preparation of regulatory filings of the Designated Entities or interactions with regulators in connection with such filings, (iv) the prosecution or defense of Actions with third parties (excluding, for the avoidance of doubt, CF Corp or its Affiliates) or (v) the preparation of offering documents and accountants’ comfort letters in connection with the offering of securities by the Designated Entities; provided that complying with any such request will not (a) unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, (b) violate applicable Law or fiduciary duty or (c) waive or fail to preserve any applicable privilege (including attorney-client privilege).  HRG shall bear all of the fees and out-of-pocket costs and expenses of Parent, CF Corp and the Company, in each case to the extent incurred in connection with the foregoing provisions of this paragraph 10. From and after the Closing, each of CF Corp and Parent shall, and shall cause the Company and its Subsidiaries to, maintain its or their historical financial and Tax records in accordance with the record retention policies in place as of the Closing. The Designated Entities not party hereto shall be third party beneficiaries of this Section 10. HRG and FS Holdco shall, and shall cause their Affiliates and Representatives to, keep confidential any information obtained pursuant to this Section 10, except (A) as required by law, rule (including of applicable stock exchanges) or regulation, including in connection with the offering of securities by the Designated Entities (and the preparation of comfort letters in connection therewith), (B) if such information is already or becomes publicly available or (C) as needed in the preparation and defense of Tax Returns; provided that the foregoing confidentiality provisions shall only apply to the information specifically requested by the Designated Entities and provided by CF Corp and shall not apply to any documents, filings or other materials developed by the Designated Entities based upon or derived from such information, pursuant to the activities set forth in sub-clauses (i) to (v) of the first sentence of this paragraph 10.

11.         Further Assurances. From time to time, as and when requested by a Party and at such requesting Party’s expense, the Party subject to such request will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to effectuate the agreements and understandings contemplated by this letter agreement.

12.         Notices. Notices, demands and communications, in each case to the respective Party, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent (c/o CF Corp) and CF Corp:

CF Corporation
1701 Village Center Circle
Las Vegas, Nevada 89134
Facsimile No.: 212-588-8713
E-mail: newton@cc.capital
Attention: Douglas Newton

Notices to FS Holdco (c/o HRG) and HRG:

HRG Group, Inc.
450 Park Avenue, 29th Floor

New York, New York 10022
Attention: Ehsan Zargar
E-mail: ezargar@HRGgroup.com

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with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John H. Butler
Email: john.butler@davispolk.com

13.         Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this letter agreement shall be paid by the party incurring such cost or expense.

14.         Counterparts. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.         Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

16.         Assignment. This agreement may not be assigned by any Party without the express prior written consent of the other Parties; provided that FS Holdco may assign its rights and obligations hereunder to any of its Affiliates; provided further no assignment pursuant to the foregoing shall in any way relieve FS Holdco from any of its liabilities under this letter agreement.

17.         Governing Law. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law that may require the application of the law of any other jurisdiction. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court), and hereby irrevocably consent to the jurisdiction of such courts in any such suit, action or proceeding arising out of or relating to this agreement or the transactions contemplated hereby and irrevocably waive to the fullest extent permitted by law, any objection that each Party may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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18.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows.]

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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement in the space provided below.

Very truly yours, FS HOLDCO II LTD.

By:	/s/ Ehsan Zargar
	Name:	Ehsan Zargar
	Title:	Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

HRG GROUP, INC.

By:	/s/ Ehsan Zargar
	Name:	Ehsan Zargar
	Title:	Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary

[Signature Page to 338 Letter]

Acknowledged and agreed as of the date first above written. FGL US HOLDINGS INC.

By:	/s/ Menes O. Chee
	Name:	Menes O. Chee
	Title:	President and Secretary

CF CORPORATION

By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Co-Executive Chairman

[Signature Page to 338 Letter]